Exhibit 99.1

HARLEY-DAVIDSON FINALIZES BUSINESS TRANSITION AGREEMENT FOR CANADA OPERATIONS

Harley-Davidson plans to begin direct distribution to dealers in Canada by early August 2015

MILWAUKEE – April 30, 2015 – Harley-Davidson (NYSE:HOG) and Deeley Harley-Davidson Canada, the current exclusive distributor of Harley-Davidson products in Canada, have signed an agreement paving the way for Harley-Davidson to begin direct distribution to independently owned Harley-Davidson dealers in Canada, aligning Harley-Davidson’s Canada distribution with the company’s global go-to-market strategy.

Harley-Davidson previously announced its intent to assume direct distribution in Canada no later than July 31, 2017, when the company’s current agreement ends with Deeley Harley-Davidson Canada. The transaction is expected to close on or about August 4, 2015, at which time Harley-Davidson expects to operate in Canada through a newly established, company owned subsidiary based in Concord, Ontario.

“Over the last 40 years, Harley-Davidson has had a strong, mutually beneficial relationship with the Deeley organization,” said Mike Kennedy, Vice President and Managing Director, Harley-Davidson North America. “We will continue working closely with the Deeley team and the independent dealer network throughout the transition to build on this solid foundation. We remain focused on growing the business, investing in the Harley-Davidson brand and keeping our customers at the center of all that we do.”

The new subsidiary office will be led by Anoop Prakash, who will immediately assume the role of Managing Director, Harley-Davidson Canada. Prakash most recently served as Managing Director of Harley-Davidson India. Over the course of the transition period through early August, Harley-Davidson will establish its subsidiary office, which includes positions to support the company’s Canada operations, including marketing, human resources, retail development, sales operations, finance, IT and others.

About Harley-Davidson, Inc.
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Harley-Davidson Motor Company produces cruiser and touring motorcycles and offers a complete line of Harley-Davidson motorcycle parts, accessories, riding gear and apparel, and general merchandise. Harley-Davidson Financial Services provides wholesale and retail financing, insurance, extended service and other protection plans and credit card programs to Harley-Davidson dealers and riders in the U.S., Canada and other select international markets. For more information, visit Harley-Davidson's Web site at www.harley-davidson.com.

Contacts:
Harley-Davidson:  Media, Kristen Cunningham, 414-343-4251, kristen.cunningham@harley-davidson.com, or Financial, Amy Giuffre, 414-343-8002